UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 23, 2007

IAS ENERGY, INC.
(formerly IAS COMMUNICATIONS, INC.)
(Exact name of registrant as specified in its charter)

OREGON	0-21255	91-1063549
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

240 – 11780 HAMMERSMITH WAY
RICHMOND, BRITISH COLUMBIA V7A 5E9, CANADA
(Address of principal executive offices)

(604) 278-5996
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01 OTHER EVENTS.

On October 23, 2007 IAS Energy, Inc. (the “Company”) entered into a letter of intent (“Option Agreement”) with each of the two shareholders of Power Telecom Limited (“Power Telecom”), a company incorporated in Hong Kong, to acquire up to a 100% interest in Power Telecom, which owns a 100% beneficial interest in www.video1314.com (“Video 1314”) a Chinese Web 2.0 platform similar to YouTube (www.youtube.com). Upon execution of the Option Agreement, the Company will pay to Power Telecom the sum of US$50,000, to be used for the further development of the business of Power Telecom.

In order to acquire the 100% interest in Power Telecom, the Company will, following satisfactory completion of due diligence, enter into a formal agreement with Power Telecom and issue 50 million shares and invest US$650,000 cash in Power Telecom.

Upon receipt by the Company of a formal business plan for Video 1314, the due diligence period of 30 days shall commence and the Company’s representatives shall have full access to Power Telecom’s business in order to assess its acquisition of Power Telecom. During this 30-day period, the parties shall finalize the terms of a formal agreement concerning the grant to the Company by the shareholders of Power Telecom (two individuals) of an irrevocable exclusive option to purchase 100% of the shares of Power Telecom. The formal agreement will provide that the Company is receiving an option only to purchase the shares of Power Telecom and if it elects only to exercise part of the option, it will retain the percentage it has purchased as at the date of termination. In the event that the Company determines that, based on its due diligence, it does not wish to proceed with the formal agreement; the Option Agreement shall be null and void.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

(b)	PRO FORMA FINANCIAL INFORMATION.

Not applicable.

(c)	EXHIBITS.

Exhibit 10.1 - Letter of Intent signed effective October 23, 2007

Exhibit 99.1 - News Release dated October 23, 2007 announcing option to purchase up to 100% interest in Power Telecom Limited for shares and cash.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 26, 2007	IAS Energy, Inc.

By: /s/ John G. Robertson
John G. Robertson, President
(Principal Executive Officer)